Exhibit (g)(3)

SCHEDULE A

TO AMENDMENT TO THE CUSTODY AGREEMENT

FUNDS OF ACCESS ONE TRUST

Access High Yield Fund

Access Money Market Fund

Access Flex High Yield Fund

Access VP High Yield

Access Bear Commodity Fund

Access Commodity Fund

June 1, 2005